Smithfield

FOR IMMEDIATE RELEASE

Smithfield Foods Reports Sharply Improved

Third Quarter Earnings

Smithfield, Virginia (February 24, 2004)—Smithfield Foods, Inc. (NYSE: SFD) today announced net income for the third quarter of fiscal 2004, ended February 1, of $46.1 million, or $.41 per diluted share, versus net income of $5.3 million, or $.05 per diluted share, last year. Results in the quarter were adversely affected by $11 million in costs and inefficiencies in the beef segment related to the market impact of a reported case of BSE in Washington state. Additionally, results in the quarter include $7.5 million in financing costs related to a short-term bridge loan obtained to finance the purchase of Farmland Foods, pending receipt of cash proceeds from the sale of Schneider Corporation.

Third quarter sales were $2.7 billion versus $1.8 billion last year. This year’s fiscal third quarter and year to date results include 14 weeks and 40 weeks, respectively, compared with 13 weeks and 39 weeks in the prior year.

Earnings from continuing operations, excluding Schneider Corporation results, were $42.1 million, or $.38 per diluted share, compared with $2.9 million, or $.03 per diluted share, a year ago. On September 25, Smithfield announced a definitive agreement to sell Schneider to Maple Leaf Foods Inc. The sale, which is subject to regulatory approval, is expected to close before the end of the company’s fiscal year. For the year to date, earnings from continuing operations were $91.6 million, or $.82 per diluted share, versus $7.7 million, or $.07 per diluted share, last year.

On October 28, Smithfield Foods acquired substantially all of the assets of Farmland Foods, the pork production and processing business of Farmland Industries, Inc. The results of Farmland’s pork processing operations are included in the company’s pork segment. Results of their hog raising operations are included in Smithfield’s Hog Production Group.

Following are the company’s sales and operating profit from continuing operations by segment:

(in millions)	14 Weeks Ended February 1, 2004	13 Weeks Ended January 26, 2003	40 Weeks Ended February 1, 2004	39 Weeks Ended January 26, 2003
Sales
Pork	$1,844.2	$1,071.4	$4,134.4	$3,148.0
Beef	600.0	536.6	1,865.4	1,621.6
Hog Production	340.1	258.5	979.8	755.7
Other	207.1	177.9	573.2	492.8

	2,991.4	2,044.4	7,552.8	6,018.1
Intersegment	(287.7)	(234.3)	(807.8)	(633.2)

Total Sales	$2,703.7	$1,810.1	$6,745.0	$5,384.9

Operating Profit(Loss)
Pork	$99.6	$75.7	$124.5	$128.6
Beef	7.4	18.0	79.4	59.9
Hog Production	(7.8)	(64.0)	53.7	(83.3)
Other	13.6	9.2	12.0	16.8
Corporate	(15.2)	(11.8)	(43.9)	(41.8)

Total Operating Profit	$97.6	$27.1	$225.7	$80.2

The sharply higher earnings in the third quarter were due primarily to substantially improved results at the company’s hog production operations related to a 19 percent increase in live hog market prices and inclusion of the results of Farmland.

Pork segment operating profit increased 32 percent, primarily the result of the inclusion of Farmland. Excluding Farmland and the extra week of sales, fresh pork volume grew six percent and processed meats and prepared foods volume rose three percent. Fresh pork margins and processed meats margins weakened as a result of the substantial increase in raw material costs that could not be fully passed on in product pricing.

“We are very pleased with our third quarter results particularly given the down turn in beef profits following the BSE incident in late December,” said Joseph W. Luter, III, Chairman and Chief Executive Officer. “Hog prices have improved as we anticipated, and our overall processing business is very strong.”

“As well, we are very pleased with the early results of Farmland. Farmland president George Richter and his team have added a new dimension to the Smithfield Foods organization. As we expected, Farmland has been immediately accretive to our earnings and we fully expect Farmland to be a significant contributor to our overall pork results going forward,” said Mr. Luter.

The company noted that the addition of Farmland’s strong processed meats brand names has substantially expanded Smithfield’s retail market share in bacon, lunchmeats and breakfast sausage. Smithfield’s emphasis on growing the value-added sector continued during the quarter. In the prepared foods category, dinner entrees and pre-cooked sausage grew at double-digit rates, adjusting for recent acquisitions and the extra week of sales, as did other processed meats categories, such as deli meats and dry sausage.

Operating profit in the beef segment was well below a year ago and declined over 80 percent from the second quarter. Following the announcement in December of the discovery of a single case of BSE in Washington state and the resulting drop in the cattle and beef markets, the company’s beef operations recognized inventory losses of $7.7 million. Additionally, due to a lack of available market cattle in the weeks following the announcement, the company incurred operating inefficiencies in its beef plants totaling approximately $3.3 million as the result of sharply reduced operating levels.

Although the Hog Production Group recorded a modest loss, results improved by $56 million versus a year ago, as live hog market prices averaged over $36 per hundredweight, compared with just under $31 last year. Raising costs remained about the same as last year and the second quarter. For the first nine months, the HPG reported a dramatic swing in profitability of $137 million.

A recovery in market conditions in the United States turkey industry and improved processed meats results in the company’s Polish and French operations were responsible for the considerably higher results in the company’s other segment.

“Our hog production operations have been profitable recently,” said Mr. Luter. “Demand for pork remains strong and our operations are healthy, in spite of rising raw material costs. Our processed meats businesses continue to gain market share and grow as we continue our focus on using all our raw materials internally as well as increasing our share of the fully cooked and prepared foods categories. Although the beef industry will run at a lower operating rate for the next few months, the outlook for Smithfield as a whole for the remainder of fiscal 2004 is very good. We expect a very favorable year-to-year comparison for the fourth quarter and all indications are that fiscal 2005 should be a very good year for Smithfield Foods,” he said.

With annualized sales of $9 billion, Smithfield Foods is the leading processor and marketer of fresh pork and processed meats in the United States, as well as the largest producer of hogs. For more information, please visit www.smithfieldfoods.com.

This news release may contain “forward-looking” information within the meaning of the federal securities laws. The forward-looking information may include statements concerning the company’s outlook for the future, as well as other statements of beliefs, future plans and strategies or anticipated events, and similar expressions concerning matters that are not historical facts. The forward-looking information and statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in, or implied by, the statements. These risks and uncertainties include availability and prices of livestock, raw materials and supplies, livestock costs, livestock disease, food safety, product pricing, the competitive environment and related market conditions, ability to make and successfully integrate acquisitions, operating efficiencies, access to capital, the cost of compliance with environmental and health standards, adverse results from ongoing litigation and actions and approvals of domestic and foreign governments.

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Contact:

Jerry Hostetter

Smithfield Foods, Inc.

(212) 758-2100

jerryhostetter@smithfieldfoods.com

CONSOLIDATED STATEMENTS OF INCOME

SMITHFIELD FOODS, INC. AND SUBSIDIARIES

(Unaudited)

(In millions, except per share data)	14 Weeks Ended February 1, 2004	13 Weeks Ended January 26, 2003	40 Weeks Ended February 1, 2004	39 Weeks Ended January 26, 2003

Sales	$2,703.7	$1,810.1	$6,745.0	$5,384.9
Cost of sales	2,435.5	1,660.3	6,098.7	4,926.1

Gross profit	268.2	149.8	646.3	458.8

Selling, general and administrative expenses	170.6	122.7	420.6	378.6
Interest expense	33.7	23.3	86.9	68.5

Income from continuing operations before income taxes	63.9	3.8	138.8	11.7
Income taxes	21.8	0.9	47.2	4.0

Income from continuing operations	42.1	2.9	91.6	7.7

Income from discontinued operations, net of tax	4.0	2.4	12.8	13.5

Net income	$46.1	$5.3	$104.4	$21.2

Income per common share:
Basic:
Continuing operations	$.38	$.03	$.83	$.07
Discontinued operations	.04	.02	.12	.12

Net income	$.42	$.05	$.95	$.19

Diluted:
Continuing operations	$.38	$.03	$.82	$.07
Discontinued operations	.03	.02	.12	.12

Net income	$.41	$.05	$.94	$.19

Average common shares outstanding:
Basic	110.7	109.4	110.1	109.6
Diluted	111.5	110.9	111.5	111.1

Note: Depreciation expense for the prior year has been reclassified into cost of sales and selling, general and administrative expenses, as appropriate.

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